Exhibit 5.1

December 21, 2017

Inspired Entertainment, Inc.

250 West 57th Street, Suite 2223

New York, New York 10107

Ladies and Gentlemen:

We have acted as counsel to Inspired Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to 1,866,362 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2017, including (i) 1,842,645 Shares which may be issued from time to time in accordance with the terms of the Inspired Entertainment 2016 Long-Term Incentive Plan (as amended from time to time, the “Plan”), (ii) the resale of 9,901 Plan-Based Shares and (iii) the resale of 13,816 non-Plan-based Shares which have been issued pursuant to certain subscription agreements.

In reaching the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter.  As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete and (vii) that the Shares reserved for issuance under the Plan will be issued in accordance with the terms of the Plan.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that (i) the 9,901 Plan-based Shares and the 13,816 non-Plan-based Shares covered by the Registration Statement have been duly authorized, have been validly issued and are fully paid and non-assessable and (ii) the 1,866,362 Shares reserved for issuance under the Plan have been duly authorized and, when issued by the Company in accordance with the terms of the Plan and the instruments executed in connection with the Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware.  We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom.  The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

This opinion letter may be filed as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP